                                                                     EXHIBIT 5.1

                               February 17, 1998


Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama  35202

Ladies and Gentlemen:

          We are acting as counsel to Colonial Properties Trust, an Alabama real estate investment trust (the "Company"), in connection with its registration statement on Form S-3 (SEC File No. 333-18259) and its registration statement on Form S-3 (SEC File No. 333-38613) (together, the "Registration Statements"), previously declared effective by the Securities and Exchange Commission, relating to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in a prospectus that forms a part of the Registration Statements, and as to be set forth in one or more supplements to a prospectus. This opinion letter is rendered in connection with the proposed offering of 375,540 common shares of beneficial interest, par value $.01 per share (the "Shares"), of the Company, as described in a Prospectus dated November 21, 1997 (the "Prospectus"), and a Prospectus Supplement dated February 12, 1998 (the "Prospectus Supplement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R.
(S)229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.   Executed copies of the Registration Statements.

          2.   The Prospectus and the Prospectus Supplement.

          3. The Declaration of Trust of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

Board of Trustees
Colonial Properties Trust
February 17, 1998
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          4. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

          5. Certain resolutions of the Board of Trustees of the Company (the "Board") adopted at meetings held on January 23, 1997, and October 23, 1997, authorizing the preparation, execution and filing of the Registration Statements, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

          6. Certain resolutions of the Board adopted at a meeting held on October 23, 1997, and of the Pricing Committee of the Board adopted by written consent of the sole member on February 12, 1998, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Agreements (as defined below), and arrangements in connection therewith, and the issuance of the Shares on the terms set forth therein.

          7. Executed copies of the Underwriting Agreement dated February 12, 1998, by and among Colonial Properties Trust, Colonial Realty Limited Partnership and Smith Barney Inc. and the Terms Agreement dated February 12, 1998, by and among Colonial Properties Trust, Colonial Realty Limited Partnership and Smith Barney Inc. (the "Agreements").

          8. Opinion letter, of even date herewith, of Sirote & Permutt, P.C., special counsel to the Company in the State of Alabama.

          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on the Alabama Real Estate Investment Trust Act of 1995, and we express no opinion herein as to any other laws, statutes, regulations or ordinances. In rendering this opinion letter, we are relying, to the extent that the laws of Alabama are relevant (without any independent

Board of Trustees
Colonial Properties Trust
February 17, 1998
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verification or investigation), upon the opinion letter of Sirote & Permutt, P.C., special counsel to the Company in the State of Alabama, described in paragraph 8 above, with respect to the matters addressed therein.

          Based upon, subject to and limited by the foregoing, we are of the opinion that, following issuance of the Shares pursuant to the terms of the Agreements and receipt by the Company of the consideration for the Shares specified in the resolutions of the Board and the Pricing Committee described in paragraph 6 above, the Shares will be validly issued, fully paid and nonassessable under the Alabama Real Estate Investment Trust Act of 1995.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statements. This opinion letter should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption "Legal Matters" in the Prospectus and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                        Very truly yours,



                                        HOGAN & HARTSON L.L.P.